EXHIBIT 4.5

AVIVA plc

RULES OF THE CFO RECRUITMENT SHARE AWARDS PLAN

Linklaters

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref 01/145/J Jaques/R Berglund

Table of Contents

Contents		Page

1	Categories of Awards	1

2	Granting Awards	1

3	Principal Terms of the Awards	2

4	CFO’s rights	3

5	Vesting	3

6	Leaving the Group before Vesting – Bonus Replacement Deferred Share Award	4

7	Leaving the Group before Vesting – One Aviva, Twice the Value Award	6

8	Leaving the Group before Vesting – Replacement Restricted Share Award	7

9	Variations in share capital, demergers and special distributions	7

10	Takeovers and restructurings	8

11	Exchange of Awards	10

12	General	10

13	Changing the Plan and termination	13

14	Definitions	14

Schedule 1 Restricted Shares		16

Schedule 2 Performance Condition for One Aviva, Twice the Value Award		19

Rules of the CFO Recruitment Share Awards Plan

Introduction

This Plan sets out the terms of the awards to be granted to the CFO in connection with his recruitment as chief financial officer of the Company.

1	Categories of Awards

The Executive will be granted three Awards under this Plan as follows:

•	Replacement Restricted Share Award;

•	Bonus Replacement Deferred Share Award; and

•	One Aviva, Twice the Value Award.

2	Granting Awards

2.1	Eligibility

Only the CFO is eligible to be granted an Award under this Plan.

2.2	Timing and Award Date

The Award Date for each Award will be as follows:

2.2.1	for the Replacement Restricted Share Award, the date on which the CFO becomes an employee of the Company;

2.2.2	for the Bonus Replacement Deferred Share Award, 30 March 2010;

2.2.3	for the One Aviva, Twice the Value Award, 30 March 2010.

or, if later, the later of:

2.2.4	first Business Day after that on which the Company is not prevented by a Dealing Restriction from granting the Awards;

2.2.5	the first Business Day on which the number of Shares subject to the Award can be determined (see rule 3.1).

Awards may not be granted under this Plan at any other time.

2.3	Documentation

The Awards will be granted by deed. The CFO will receive a certificate setting out the principal terms of the Awards as soon as practicable after the Award Date. The certificate may be the deed or any other document, including a statement, and may be sent electronically. If any certificate is lost or damaged the Company may replace it on such terms as it decides.

2.4	No payment

The CFO is not required to pay for the grant of any Award.

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3	Principal Terms of the Awards

3.1	Number of Shares subject to each Award

The number of Shares subject to each Award will be determined as follows:

3.1.1	The Replacement Restricted Share Award will be over Shares with a Market Value equal to £1.65 million. ‘Market Value’ for the purposes of this rule 3.1.1 means the average of the middle market quotations for a Share (taken from the Daily Official List of the London Stock Exchange) for the five consecutive Business Days immediately preceding the Award Date but only consecutive Business Days during which the Company is not in a close period under the Model Code will be used for these purposes.

3.1.2	The Bonus Replacement Deferred Share Award will be over Shares with a Market Value equal to £283,333. ‘Market Value’ for the purposes of this rule 3.1.2 means the average of the middle market quotations for a Share (taken from the Daily Official List of the London Stock Exchange) for any three consecutive Business Days in the thirty day period immediately preceding the Award Date.

3.1.3	The One Aviva, Twice the Value Award will be over the number of Shares equal to 75% of the number of Shares subject to the Bonus Replacement Deferred Share Award.

3.2	Expected date of Vesting

The expected date of Vesting for each of the Awards is as follows:

3.2.1	for the Replacement Restricted Share Award:

(i)	as to one third of the Shares subject to Award, the first anniversary of the CFO becoming an employee of the Company;

(ii)	as to one third of the Shares subject to Award, the second anniversary of the CFO becoming an employee of the Company;

(iii)	as to the balance of the Shares subject to Award, the third anniversary of the CFO becoming an employee of the Company;

3.2.2	for the Bonus Replacement Deferred Share Award the third anniversary of the Award Date; and

3.2.3	for the One Aviva, Twice the Value Award the third anniversary of the Award Date or, if later, the date on which the Directors determine the extent to which the Performance Condition has been satisfied.

3.3	Performance Conditions

3.3.1	Vesting of the One Aviva, Twice the Value Award will be subject to the Performance Condition set out in Schedule 2. The Directors may waive or change this Performance Condition in accordance with its terms or if anything happens which causes them reasonably to consider it appropriate. Notwithstanding anything else in the Plan, the One Aviva, Twice the Value Award will only Vest to the extent that the Performance Condition is satisfied or waived.

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3.3.2	The Replacement Restricted Share Award will only Vest if the Group Chief Executive and Chairman of the Company consider that the CFO’s performance from the Award Date to the date of Vesting has been at least ‘mid-range’. For the avoidance of doubt, this will not apply where Vesting occurs under rules 8 or 10.

3.4	CFO’s right to take Replacement Restricted Share Award or Bonus Replacement Deferred Share Award as a Restricted Share Award

The CFO may notify the Company before the Award Date of the Replacement Restricted Share Award and/or the Bonus Replacement Deferred Share Award that he wishes it to be granted in the form of a Restricted Share Award under Schedule 1 of the Plan. If he enters into the Restricted Share Agreement on or before the Award Date, Schedule 1 will apply to the Award.

3.5	Reduction or cancellation of Awards

The Directors may decide that an Award which has not Vested will lapse wholly or in part if they consider that:

3.5.1	the CFO or his team has, in the opinion of the Directors, engaged in misconduct which ought to result in the complete or partial lapse of his Award; and/or

3.5.2	there is a materially adverse misstatement of the Company financial statements.

4	CFO’s rights

4.1	Rights

Subject to rule 5.5 (Dividend equivalent), the CFO shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are issued or transferred to the CFO, except as set out in rule 5.4 (Rights).

4.2	Transfer

The CFO may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 4.2 does not apply:

4.2.1	to the transmission of an Award on the death of the CFO to his personal representatives; or

4.2.2	to the assignment of an Award, with the prior consent of the Directors, subject to any terms and conditions the Directors impose.

5	Vesting

5.1	Timing of Vesting

Subject to rules 3.3 (Performance Conditions), 6, 7 and 8 (Leaving the Group before Vesting), and 10 (Takeovers and restructurings), each Award will Vest on the date or dates set out in rule 3.2 or, if on any such date a Dealing Restriction applies which would prevent the Vesting, a date determined by the Directors which is on or after the first date on which any Dealing Restriction ceases to apply.

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5.2	Lapse

If an Award lapses under the Plan it cannot Vest and the CFO has no rights in respect of it.

5.3	Delivering the Shares

Within 30 days of the Vesting of an Award, the Company will arrange (subject to rule 5.7 (Withholding)) for the transfer to or to the order of the CFO of the number of Shares in respect of which the Award has Vested.

No Shares will be issued under the Plan.

5.4	Rights

The CFO will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The CFO will not be entitled to rights before that date.

5.5	Dividend equivalent

The Awards will not include any rights in respect of dividends on the Shares comprised in the Award before Vesting.

However, the Replacement Restricted Share Award and the Bonus Replacement Deferred Share Award will include the right to receive, on Vesting, cash or Shares (as determined by the Directors on Vesting) with a value equal to the value of ordinary dividends paid on the number of Shares in respect of which the Award is then Vesting, the record date for which falls between the Award Date and the date of Vesting.

5.6	Cash alternative

The Company, subject to the approval of the Directors, may decide to satisfy an Award by paying an equivalent amount in cash (subject to rule 5.7 (Withholding)).

5.7	Withholding

The Company, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale or reduction in number of any Shares on behalf of the CFO.

6	Leaving the Group before Vesting – Bonus Replacement Deferred Share Award

6.1	General rule on leaving employment

6.1.1	This rule applies if the CFO ceases to be an employee or director before his Bonus Replacement Deferred Award Vests for a reason other than one specified in rule 6.2 (Exceptions to the general rule on leaving employment) or rule 6.3 (Other circumstances).

6.1.2	Subject to rule 6.1.3, if the date on which the CFO ceases to be an employee or director (the “cessation date”) is:

(i)	before 31 December 2010, the whole of the Bonus Replacement Deferred Share Award will lapse on the cessation date and no Shares will Vest;

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(ii)	in 2011, 50% of the Shares under the Bonus Replacement Deferred Share Award will lapse on the cessation date and 50% will Vest in accordance with rule 5.1 (Timing of Vesting);

(iii)	in 2012, 25% of the Shares under the Bonus Replacement Deferred Share Award will lapse on the cessation date and 75% will Vest in accordance with rule 5.1 (Timing of Vesting); or

(iv)	in 2013 (and before Vesting), the whole of the Bonus Replacement Deferred Share Award will Vest in accordance with rule 5.1 (Timing of Vesting).

6.1.3	If the CFO ceases to be an employee or director for reasons involving misconduct, the whole of the Bonus Replacement Deferred Share Award will lapse on such cessation.

6.2	Exceptions to the general rule on leaving employment

If the CFO ceases to be an employee or director due to:

6.2.1	retirement with the agreement of the Company;

6.2.2	death;

6.2.3	ill-health, injury or disability, as established to the satisfaction of the Company;

6.2.4	the CFO’s employing company ceasing to be under the Control of the Company;

6.2.5	redundancy, only in circumstances which give rise to a redundancy payment; or

6.2.6	any other reason, if the Directors so decide in any particular case,

then all the Shares under his Bonus Replacement Deferred Share Award will Vest on the cessation date (or, if on that date a Dealing Restriction applies, a date determined by the Directors which is on or after the first date on which any Dealing Restriction ceases to apply).

The Directors must exercise any discretion provided for in rule 6.2.6 within 30 days after the cessation date and the Bonus Replacement Deferred Share Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 30 day period.

6.3	Other circumstances

If the CFO ceases to be an employee or director due to a transfer of the undertaking, or the part of the undertaking, in which the CFO works to a person which is neither under the Control of the Company nor a Member of the Group then all the Shares under his Award will Vest in accordance with rule 5.1 (Timing of Vesting).

6.4	Meaning of “ceasing to be an employee or director”

For the purposes of rule 6, 7 and 8:

6.4.1	the CFO will not be treated as ceasing to be an employee or director of a Member of the Group until he ceases to be an employee or director of all Members of the Group or if he recommences employment with or becomes a director of a Member of the Group within 14 days or such other period and on such basis as the Directors, in their discretion, approve;

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6.4.2	the CFO will be treated as ceasing to be an employee or director if he gives notice of termination of his employment with any Member of the Group.

7	Leaving the Group before Vesting – One Aviva, Twice the Value Award

7.1	General rule on leaving employment

Unless rule 7.2 (Exceptions to the general rule on leaving employment) applies, the One Aviva, Twice the Value Award, if it has not Vested, will lapse on the date the CFO ceases to be an employee or director of a Member of the Group. However, this rule 7.1 will not apply where the Vesting of the One Aviva, Twice the Value Award is delayed due to the application of a Dealing Restriction as described in rule 5.1, unless the CFO ceases to be an employee or director for reasons involving misconduct.

7.2	Exceptions to the general rule on leaving employment

If the CFO ceases to be an employee or director due to:

7.2.1	retirement with the agreement of the Company;

7.2.2	death;

7.2.3	ill-health, injury or disability, as established to the satisfaction of the Company;

7.2.4	the CFO’s employing company ceasing to be under the Control of the Company;

7.2.5	redundancy, only in circumstances which give rise to a redundancy payment; or

7.2.6	any other reason, if the Directors so decide in any particular case,

then his One Aviva, Twice the Value Awards will vest as described in rule 7.3 and lapse as to the balance.

The Directors must exercise any discretion provided for in rule 7.2.6 within 30 days after the cessation date and the One Aviva, Twice the Value Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 30 day period.

7.3	Vesting on leaving in exceptional circumstances

Where rule 7.2 (Leaving in exceptional circumstances) applies, the One Aviva, Twice the Value Award does not lapse and will normally Vest in accordance with the provisions of rule 5 (Vesting). Alternatively, the Directors may in their absolute discretion decide that the One Aviva, Twice the Value Award will Vest on the cessation date, to the extent that the Performance Condition has been satisfied at that date.

The number of Shares in respect of which the One Aviva, Twice the Value Award will Vest will be reduced pro rata to reflect the number of days from the start of the Performance Period until the cessation of the CFO’s office or employment as a proportion of the number of days of the Performance Period.

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8	Leaving the Group before Vesting – Replacement Restricted Share Award

8.1	General rule on leaving employment

The Replacement Restricted Share Award will lapse immediately if the CFO gives or is given notice terminating his employment (whether or not such termination is or would be lawful).

8.2	Exceptions to the general rule on leaving employment

However, the Award will Vest in full on cessation if the CFO ceases to be an employee or director of a Member of the Group by reason of:

8.2.1	death;

8.2.2	ill-health, injury or disability, as established to the satisfaction of the Company;

8.2.3	the CFO’s employing company ceasing to be under the Control of the Company;

8.2.4	redundancy, only in circumstances which give rise to a redundancy payment;

8.2.5	a transfer of the undertaking, or the part of the undertaking, in which the CFO works to a person which is neither under the Control of the Company nor a Member of the Group; or

8.2.6	any other reason, if the Directors so decide in any particular case.

The Directors must exercise any discretion provided for in rule 8.2.6 within 30 days after the cessation date and the Replacement Restricted Share Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 30 day period.

9	Variations in share capital, demergers and special distributions

9.1	Adjustment of Awards

If there is:

9.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

9.1.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

9.1.3	a special dividend or distribution;

the Directors may adjust the number or class of Shares or securities comprised in an Award.

9.2	Notice

The Company may notify the CFO of any adjustment made under this rule.

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10	Takeovers and restructurings

10.1	Takeover

10.1.1	Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, each Award will be exchanged under rule 11 (Exchange of Awards) if:

(i)	an offer to exchange the Award is made and accepted by the CFO; or

(ii)	the Directors, with the consent of the Acquiring Company, decide before a person obtains Control that the Award will be automatically exchanged.

10.1.2	To the extent that an Award is not exchanged under rule 11 (Exchange of Awards), it will Vest on the date the person obtains Control. The One Aviva, Twice the Value Award will only Vest to the following extent (and lapse as to the balance):

(i)	that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the date the person obtains Control; and

(ii)	reduced pro rata to reflect the number of days from the start of the Performance Period until the date the person obtains Control as a proportion of the number of days of the Performance Period.

The Directors will have the discretion to adjust the number of Shares in respect of which the One Aviva, Twice the Value Award Vests in order to ensure that such number is, in the opinion of the Directors, reasonable taking into account the extent to which the Performance Condition has been met and the proportion of the Performance Period which has elapsed.

10.2	Scheme of Arrangement

10.2.1	When under Section 895 of the Companies Act 2006 a court sanctions a compromise or arrangement in connection with the acquisition of Shares, each Award will be exchanged under rule 11 (Exchange of Awards) if:

(i)	an offer to exchange the Award is made and accepted by the CFO; or

(ii)	the Directors, with the consent of the Acquiring Company, decide before court sanction that the Award will be automatically exchanged.

10.2.2	To the extent that an Award is not exchanged under rule 11 (Exchange of Awards), it will Vest on the date of the court sanction. The One Aviva, Twice the Value Award will only Vest to the following extent (and lapse as to the balance):

(i)	that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the date of court sanction; and

(ii)	reduced pro rata to reflect the number of days from the start of the Performance Period until the date of court sanction as a proportion of the number of days of the Performance Period.

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The Directors will have the discretion to adjust the number of Shares in respect of which the One Aviva, Twice the Value Award Vests in order to ensure that such number is, in the opinion of the Directors, reasonable taking into account the extent to which the Performance Condition has been met and the proportion of the Performance Period which has elapsed.

10.2.3	This rule also applies where there is an equivalent procedure to Section 895 of the Companies Act 2006 under local legislation.

10.3	Demerger or other corporate event

10.3.1	If the Directors become aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rule 10.1 (Takeover), or 10.2 (Scheme of arrangement) which, in the opinion of the Directors would affect the current or future value of any Award, the Directors may allow the Award to Vest.

10.3.2	In the case of the One Aviva, Twice the Value Award, Vesting will be subject to any other conditions the Directors decide to impose and the Directors may only allow it to Vest to no more than the following extent (and it will lapse as to the balance):

(i)	that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the date determined by the Directors; and

(ii)	reduced pro rata to reflect the number of days from the start of the Performance Period until the date determined by the Directors as a proportion of the number of days of the Performance Period.

The Directors will have the discretion to adjust the number of Shares in respect of which the One Aviva, Twice the Value Award Vests in order to ensure that such number is, in the opinion of the Directors, reasonable taking into account the extent to which the Performance Condition has been met and the proportion of the Performance Period which has elapsed.

10.3.3	The Company will notify the CFO if the Directors exercise their discretion under this rule.

10.4	Directors

In this rule, “Directors” means those people who were members of the remuneration committee of the Company immediately before the change of Control.

10.5	Overseas transfer

If the CFO is transferred to work in another country and, as a result of that transfer he would:

10.5.1	suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Directors); or

10.5.2	become subject to restrictions on his ability to receive the Shares comprised in his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares because of the security laws or exchange control laws of the country to which he is transferred;

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then if the CFO continues to hold an office or employment with a Member of the Group, the Directors may decide that the Award will Vest, to the extent they permit, on a date they choose before or after the transfer takes effect. The Directors will decide whether any balance of the Award will lapse.

11	Exchange of Awards

11.1	Exchange

Where an Award is to be exchanged under rule 10 (Takeovers and restructurings) the exchange will take place as soon as practicable after the relevant event.

11.2	Exchange terms

Where the CFO is granted a new award in exchange for an existing Award, the new award:

11.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

11.2.2	must be equivalent to the existing Award;

11.2.3	is treated as having been acquired at the same time as the existing Award and Vest in the same manner and at the same time;

11.2.4	is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 11.2.1; and

11.2.5	in the case an award for which the One Aviva, Twice the Value Award is exchanged, must:

(i)	be subject to a performance condition which is, so far as possible, equivalent to any Performance Condition applying to the existing One Aviva, Twice the Value Award; or

(ii)	not be subject to any performance condition but be in respect of the number of shares which is equivalent to the number of Shares determined in accordance with rule 10.1.2 or 10.2.2 (as relevant), in which case the existing One Aviva, Twice the Value Award lapses as to the balance.

12	General

12.1	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

12.2	Documents sent to shareholders

The Company may, at its discretion, send to the CFO copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.

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12.3	Costs

The Company may ask the CFO’s employer to bear the costs in respect of an Award to the CFO.

12.4	Regulations

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

12.5	Terms of employment

12.5.1	This rule applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during the CFO’s employment or employment relationship; and

(iii)	after the termination of the CFO’s employment or employment relationship, whether the termination is lawful or unlawful.

12.5.2	Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of the CFO. The rights and obligations arising from the employment relationship between the CFO and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

12.5.3	The grant of Awards does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

12.5.4	Without prejudice to the CFO’s right in respect of an Award subject to and in accordance with the express terms of the Plan, the CFO has no rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to any Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the CFO, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the CFO and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

12.5.5	The CFO has no right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

12.5.6	Participation in the Plan is permitted only on the basis that the CFO accepts all the provisions of its rules, including in particular this rule. By participating in the Plan, the CFO waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan, in consideration for and as a condition of, the grant of an Award under the Plan.

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12.5.7	Nothing in this Plan confers any benefit, right or expectation on a person other than the CFO. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

12.5.8	Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

12.6	Employee trust

The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

12.7	Data protection

By participating in the Plan the CFO consents to the holding and processing of personal data provided by the CFO to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

12.7.1	administering and maintaining plan records;

12.7.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

12.7.3	providing information to future purchasers of the company or the business in which the CFO works;

12.7.4	transferring information about the CFO to a country or territory outside the European Economic Area that may not provide the same statutory protection for the individual as the CFO’s home country.

12.8	Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The CFO will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

12.9	Articles of Association

Any Shares acquired under the Plan are subject to the articles of association of the Company from time to time in force.

12.10	Notices

12.10.1	Any notice or other document which has to be given to the CFO under or in connection with the Plan may be:

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(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

12.10.2	Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to the CFO) or sent by e-mail or fax to any e-mail address or fax number notified to the CFO.

12.10.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to the CFO while he is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

13	Changing the Plan and termination

13.1	Directors’ powers

Except as described in the rest of this rule 13, the Directors may at any time change the Plan in any way.

13.2	Shareholder approval

13.2.1	Except as described in rule 13.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of the CFO, which relates to the following;

(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limitations on the number of Shares which may be issued under the Plan;

(iii)	the number of Shares under Award;

(iv)	any rights attaching to the Awards and the Shares;

(v)	the rights of the CFO in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

(vi)	the prohibition on the issue of new Shares to satisfy Awards;

(vii)	the terms of this rule 13.2.1.

13.2.2	The Directors can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

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(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or the CFO.

13.3	Notice

The Directors may give written notice of any changes made to the CFO.

13.4	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

14	Definitions

14.1	Meaning of words used

In these rules:

“Acquiring Company” means a person who obtains Control of the Company;

“Award” means one of the Awards mentioned in rule 1;

“Award Date” means, in relation to an Award, the applicable date under 2.2;

“Bonus Replacement Deferred Share Award” means, subject to rule 3.4, a conditional right to receive Shares granted under the rules of the Plan;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Directors determine, any stock exchange nominated by the Directors on which the Shares are traded) is open for the transaction of business;

“CFO” means Patrick C. Regan;

“Company” means Aviva plc;

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1985;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Governmental directive or by the model code, or any code adopted by the Company to comply with share dealing regulations;

“Directors” means, subject to rule 10.4 (Directors), the board of directors of the Company or a duly authorised committee;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Directors;

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“One Aviva, Twice the Value Award” means a conditional right to receive Shares granted under the rules of the Plan;

“Performance Condition” means the conditions described in rule 3.3;

“Plan” means these rules known as “CFO Recruitment Share Awards Plan” as changed from time to time;

“Replacement Restricted Share Award” means, subject to rule 3.4, a conditional right to receive Shares granted under the rules of the Plan;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” means the CFO becoming entitled to have the Shares transferred to him subject to these rules and “Vest” is to be construed accordingly.

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Schedule 1
Restricted Shares

If the CFO indicates that he wishes the Replacement Restricted Share Award and/or the Bonus Replacement Deferred Share Award to be granted in the form of a Restricted Share Award as described in rule 3.4, this Schedule 1 will apply to that Award.

1	Restricted Share Agreement

1.1	The CFO must enter into an agreement with the Company that:

(i)	to the extent that an Award lapses under the Plan, the Restricted Shares are forfeited and he will immediately transfer his interest in the Restricted Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Company; and

(ii)	he will not transfer, assign or dispose of any Restricted Shares or any rights in respect of them before Vesting in accordance with paragraph 7 of this Schedule 1 and if he does, his Restricted Share Award will lapse except in the case of:

(a)	the transmission of his Restricted Share Award on his death to his personal representatives;

(b)	the transfer, assignment or other disposal of the Restricted Share Award, with the prior consent of the Directors, subject to any terms and conditions the Directors may impose;

(c)	the disposal or undertaking to dispose of his Restricted Shares where rule 5.7 of the Plan applies; or

(d)	the transfer, assignment, disposal or undertaking to dispose of his Restricted Shares where rule 10 of the Plan applies.

1.2	The CFO must also sign any other documentation, including a power of attorney or blank stock transfer form, requested by the Company.

1.3	If the CFO does not sign the Restricted Share Agreement or any other documentation requested by the Company within a period specified by the Company, the Restricted Share Award will lapse at the end of that period.

2	Transfer of Restricted Shares

On or shortly after the Award Date, the Company will procure that the relevant number of Shares are transferred to the CFO or to another person to be held for the benefit of the CFO under the terms of this Schedule 1 and the Restricted Share Agreement.

3	Rights

Rule 5.4 (Rights) of the Plan will be replaced with the following paragraph:

Subject to the terms of the Restricted Share Agreement, the CFO will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The CFO will not be entitled to rights before that date.

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4	Tax elections

The CFO must enter into any elections required by the Company, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and elections to transfer any liability, or agreements to pay, social security contributions. If he does not do so within a period specified by the Company, the Restricted Share Award will lapse at the end of that period.

5	Retention of share certificates

The Company may retain the share certificates or other documents of title relating to any Restricted Shares until they Vest in accordance with paragraph 7 of this Schedule 1 or make such other arrangements it considers necessary to enforce the Restricted Share Agreement.

6	Voting, dividends and dividend equivalent

Unless otherwise specified in the Restricted Share Agreement, the CFO will not be entitled to vote (or instruct any person holding the Restricted Shares on his behalf how to vote) or to receive any dividends in respect of the Restricted Shares in the period between the Award Date and Vesting.

For the avoidance of doubt, Rule 5.5 (Dividend equivalent) of the Plan will apply in relation to Restricted Share Awards granted under this Schedule 1 unless otherwise specified in the Restricted Share Agreement.

7	Vesting

Restricted Share Awards will Vest in accordance with rule 5.1 of the Plan.

8	Consequences of Vesting

To the extent that the Restricted Share Award Vests, the Restricted Share Agreement will cease to apply to the Restricted Shares. If the Restricted Shares are held by any person for the benefit of the CFO, that person may transfer the Restricted Shares to or to the order of the CFO.

9	Consequences of lapse for Restricted Share Awards

To the extent that the Restricted Share Award lapses, the CFO will transfer his interest in the Restricted Shares as described in the Restricted Share Agreement.

10	No cash alternative

Rule 5.6 of the Plan will not apply.

11	Variations in share capital, rights issues, demergers etc

Rule 9 of the Plan will be replaced by the following:

“If there is:

(i)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

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(ii)	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

(iii)	a special dividend or distribution,

the CFO will, subject to the Restricted Share Agreement, have the same rights as any other shareholder in respect of his Restricted Shares. Any shares, securities or rights allotted to the CFO as a result of such an event shall be:

(a)	treated as if they were awarded to the CFO under this Schedule 1 in the same way and at the same time as the Restricted Shares in respect of which the rights were conferred; and

(b)	subject to this Schedule 1, the rules of the Plan and the terms of the Restricted Share Agreement.

However, securities bought by the CFO pursuant to a rights issue will not be treated as described in (a) and (b) above except to the extent they are bought using the proceeds of sale of rights under that rights issue.”

12	Exchange terms

Rule 11.2 of the Plan is replaced by the following:

“The CFO may be required to exchange some or all of his Restricted Shares for other securities or to sell them and use the proceeds to buy other securities on such terms as the Directors may determine and the rules of the Plan including this Schedule 1 will apply to those other securities as if they were Restricted Shares.”

13	Documents sent to shareholders

Rule 12.2 of the Plan is replaced by the following:

“The Company may, but is not required, to send to the CFO copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.”

14	Definitions

“Restricted Shares” means Shares held in the name of or for the benefit of the CFO subject to the Restricted Share Agreement;

“Restricted Share Agreement” means the agreement referred to in paragraph 1 of this Schedule 1;

“Restricted Share Award” means an award of Restricted Shares granted under this Schedule 1; and

“Vesting” means the restrictions set out in the Restricted Share Agreement between the CFO and the Company, as referred to in paragraph 1 of this Schedule 1, ceasing to have effect.

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Schedule 2
Performance Condition for the One Aviva, Twice the Value Award

The One Aviva, Twice the Value Award will vest to the extent shown in the table below, where the Actual Growth Rate is measured by the compound annual growth rate of the Company’s IFRS total return Earnings Per Share over a 3 year period from 1 January 2010 to 31 December 2012, and the opening position for 2010 is 49.2 pence per share.

Actual Growth Rate	Thresholds	Vesting Percentage of Award	Number of shares vesting for each share awarded
Below 14.9%	Below Minimum	0%	0:1
14.9%	Minimum	10%	0.1:1
57.5%	Target	100%	1:1
100%	Maximum	200%	2:1

If the Actual Growth Rate falls between 14.9% and 57.5%, the vesting percentage will be calculated on a pro rata basis between 10% and 100%.

If the Actual Growth Rate falls between 57.5% and 100%, the vesting percentage will be calculated on a pro rata basis between 100% and 200%.

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